Investor Contacts:
Marisa Jacobs
Vice President Investor Relations
(614) 474-4465

ICR, Inc.
Allison Malkin
(203) 682-8200

Media Contacts:
Marisa Jacobs
Vice President Investor Relations
(614) 474-4465

EXPRESS, INC. RAISES OUTLOOK FOR
THE FOURTH QUARTER AND FULL YEAR 2014;
ANNOUNCES PARTICIPATION IN 17th ANNUAL
ICR XCHANGE CONFERENCE

Columbus, Ohio - January 12, 2015 - Express, Inc. [NYSE: EXPR], a specialty retail apparel chain operating approximately 640 stores, today updated its outlook for the fourth quarter and full year 2014 ending January 31, 2015, based on its performance during the 2014 holiday season and its expectations for the balance of the period.
Michael Weiss, Express, Inc.'s Chairman and Chief Executive Officer commented: “The guidance we issued in early December 2014 incorporated our quarter to date results as well as our expectation that the balance of the holiday period would be challenging. The first three weeks of December did reflect a post-Thanksgiving lull, but business then strengthened markedly through the balance of December and the first week of January, exceeding our expectations. As a result, we are increasing our fourth quarter and full year guidance."

2014 Guidance:
Fourth Quarter:
Comparable sales are now expected to decline 3% to 4% compared to the Company’s previous guidance of a mid to high single digit decline. Net income is currently expected to range from $36.5 to $39 million, or $0.43 to $0.46 per diluted share on 84.8 million weighted average shares outstanding. This compares to the Company’s previous guidance of $32 to $38 million, or $0.38 to $0.45 per diluted share.

Full Year:
Based on its revised fourth quarter outlook, the Company has also adjusted its guidance for the 52 week year ending January 31, 2015. Full year comparable sales are now expected to decline in the mid-single digit range, compared to the Company’s previous guidance of a mid to high single digit decline. Net income is now estimated at $63 to $66 million, or $0.74 to $0.77 per diluted share on 84.6 million weighted average shares outstanding. This compares to the Company’s previous expectation of $59 to $65 million, or $0.69 to $0.76 per diluted share.

Consistent with previous years, this guidance excludes any non-core operating items that may occur. The Company expects to report fourth quarter and full year 2014 results during the week of March 8, 2015.

ICR XChange:
The Company also announced that on Monday, January 12, 2015, it will present at the 17th Annual ICR XChange Conference, which is being held at the JW Marriott Orlando Grande Lakes in Orlando, FL. The presentation will begin at 11:30 a.m. Eastern Time. David Kornberg, President, and Paul Dascoli, Senior Vice President and Chief Financial Officer, will host the presentation and Marisa Jacobs, Vice President of Investor Relations, will be in attendance. The Company’s investor presentation will be posted on the Express website by 7:00 a.m. Eastern Time on Monday January 12, 2015 and the conference presentation will be webcast live and available for replay for 30 days at www.express.com/investor.

About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates more than 600 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, Canada and Puerto Rico. Express merchandise is also available at franchise locations in the Middle East, Latin America and South Africa. The Company also markets and sells its products through the Company's e-commerce website, www.express.com.

Forward-Looking Statements:
Certain statements are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, guidance for the fourth quarter and full year 2014, including statements regarding expected comparable sales, net income, and earnings per diluted share. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions, and a variety of other factors; (4) competition from other retailers; (5) customer traffic at malls, shopping centers, and our stores; (6) our dependence on a strong brand image; (7) our ability to develop and maintain a reliable omni-channel experience for our customers; (8) the failure or breach of information systems upon which we rely; (9) our ability to protect customer data from fraud and theft; (10) our dependence upon independent third parties to manufacture all of our merchandise; (11) changes in the cost of raw materials, labor, and freight; (12) supply chain disruption; (13) our dependence upon key executive management; (14) our growth strategy, including our new store, e-commerce, and international expansion plans; (15) our reliance on third parties to provide us with certain key services for our business; (16) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (17) impairment charges on long-lived assets; (18) lease obligations and our substantial indebtedness, including restrictions imposed by such indebtedness on current and future operations; and (19) uncertainty associated with Sycamore Partners' expressed interest in acquiring the Company. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.